Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

HTG Molecular Diagnostics, Inc.

Tucson, Arizona

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated February 25, 2015, except for Note 16 which is as of April 27, 2015, relating to the financial statements of HTG Molecular Diagnostics, Inc., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Phoenix, Arizona

April 28, 2015